Exhibit (a)(5)(F)

For immediate release:

June 10, 2008

CBS Obtains Anti-Trust and Merger Control Clearances

for its Acquisition of CNET Networks, Inc.

NEW YORK, June 10, 2008 — CBS Corporation (NYSE: CBS.A and CBS) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with its tender offer to purchase all of the outstanding shares of common stock of CNET Networks, Inc. (NASDAQ: CNET) expired at 11:59 P.M., ET on Monday, June 9, 2008, and that it has obtained clearance for the tender offer from the Federal Cartel Office of Germany.

The tender offer to acquire all of the outstanding shares of CNET Networks, Inc. at a purchase price of $11.50 per share, net to the seller in cash, without interest, is scheduled to expire at 12:00 Midnight, ET, on Friday, June 20, 2008, unless the tender offer is extended. The tender offer and merger are subject to customary closing conditions described in the offer to purchase that was filed by CBS and its wholly-owned subsidiary, Ten Acquisition Corp., with the Securities and Exchange Commission on May 23, 2008.

About CBS Corporation

CBS Corporation is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime and CBS College Sports Network), local television (CBS Television Stations), television production and syndication (CBS Paramount Network Television and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS

Consumer Products), video/DVD (CBS Home Entertainment), in-store media (CBS Outernet) and motion pictures (CBS Films). For more information, log on to www.cbscorporation.com.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement and related materials. CNET Networks stockholders are advised to read the tender offer statement and related materials, which have been filed by CBS with the U.S. Securities and Exchange Commission (the “SEC”). The tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) filed by CBS with the SEC and the solicitation/recommendation statement filed by CNET Networks with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer. The tender offer statement and the solicitation/recommendation statement have been mailed to all CNET Networks stockholders of record.

The tender offer statement and related materials may be obtained at no charge by directing a request by mail to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or by calling toll-free at (800) 322-2885, and may also be obtained at no charge at www.cbscorporation.com and www.cnetnetworks.com and the website maintained by the SEC at www.sec.gov.

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DISCLOSURE NOTICE: The information contained in this release is as of June 10, 2008. Except as required by law, CBS does not assume any obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments. Some statements in this release may constitute forward-looking statements. CBS cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including the risk that the tender offer may not be completed or the merger may not be consummated for various reasons, including the failure to satisfy the conditions precedent to the completion of the acquisition. A further list and description of risks and uncertainties can be found in CBS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in its periodic reports on Forms 10-Q and 8-K.

Press Contacts:

Gil Schwartz	212/975-2121	gdschwartz@cbs.com
Dana McClintock	212/975-1077	dlmcclintock@cbs.com

Investor Relations Contacts:

Marty Shea	212/975-8571	marty.shea@cbs.com
Debra Wichser	212/975-3718	debra.wichser@cbs.com

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